UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SD

Specialized Disclosure Report

DASAN ZHONE SOLUTIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-32743	22-3509099
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1350 South Loop Road, Suite 130

Alameda, California 94502

(Address of Principal Executive Offices, Including Zip Code)

Alex Yastremski, Esq.

General Counsel

(510) 777-7000

(Name and Telephone Number, Including Area Code, of the Person to Contact in Connection with this Report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2019.

Section 1 - Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

CONFLICT MINERALS DISCLOSURE

This Specialized Disclosure Report (“Form SD”) for DASAN Zhone Solutions, Inc. is provided in accordance with Rule 13p-1 under the Securities Exchange Act of 1934, as amended, for the year ended December 31, 2019. A copy of the Conflict Minerals Report is attached hereto as Exhibit 1.01 to this Form SD and, along with this Form SD, is publicly available at the Company’s website: https://investor-dzsi.com/investor-relations/faq/.

Item 1.02 Exhibit
The Conflict Minerals Report required by Item 1.01 is filed as Exhibit 1.01 to this Form SD.
Section 2 - Exhibits Item 2.01 Exhibits

The following exhibit is filed as part of this Form SD:

Exhibit 1.01	Conflict Minerals Report For the Reporting Period from January 1, 2019 to December 31, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

DASAN Zhone Solutions, Inc.

By:	/s/ Thomas J. Cancro	Date: July 20, 2020
Thomas J. Cancro
Chief Financial Officer and Treasurer